Exhibit 4.05

Services Form

This Agreement is made by and between:

INTERXION SVERIGE AB

Esbogatan 11

164 94 Stockholm

Sweden

(hereinafter ‘Interxion’)

and

MIDASPLAYER AB

Sankt Eriksgatan 113, 2 tr.

113 43 Stockholm

Sweden

(hereinafter ‘Customer’)

(Interxion and the Customer hereinafter also separately referred to as “Party” and jointly as “Parties”)

Whereas

A.	Interxion has been identified by the Customer as meeting its qualification criteria as a preferred partner of choice in facilitating the provision of data centre services, coordinated by an account manager.
B.	Each of the Parties appreciates that the conditions of this Agreement are the result of extensive negotiations and the Parties acknowledge that all major legal issues are adequately reflected in this Agreement.

Parties have agreed as follows:

1. Subject

Customer purchases Services from Interxion as specified under Clause 2.4 (‘Order specification and Service Fees’) and in accordance with the terms and conditions as listed in Clause 4 (‘List of Annexes’). Interxion provides the Services at the Interxion Premises, indicated under Clause 2.3 (‘Contract term and location information’). Capitalised terms used in this Agreement shall have the meaning set out in the General Terms and Conditions listed in Clause 4.

2. Customer Order

2.1. Account Management

Account	Stefan Jofors	Contract	00095466.0	Customer ID	A0003120
Manager		Number

2.2. Customer Information

Customer		Contact person		Contact during Order Implementation
Name	MIDASPLAYER AB	Name	Daniel Wigenfors	Name	Daniel Wigenfors
Street	Sankt Eriksgatan 113, 2 tr.	Function	System Administration Manager	Function	System Administration Manager
Postcode	113 43	Telephone	+46854570430	Telephone	+46854570430
City	Stockholm	Fax	+46854570439	Fax	+46854570439
Country	Sweden	Email	daniel@king.com	Email	daniel@king.com
Telephone	+46 8 54570430
Fax	+46 8 54570439

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Invoicing address (if different from above)		Invoicing contact	Contact during Operations
Street	Sankt Eriksgatan 113, 2 tr.	Name	Name
Postcode	113 43	Function	Function
City	Stockholm	Telephone	Telephone
Country	Sweden	Fax	Fax
		Email	Email

Customer Bank details
Bank name		Account no	VAT number	SE556653206401

2.3. Contract term and location information

Initial Agreement Period (in months)	36	Interxion Premises	STO1, STO2 &STO3
Invoice period	Monthly	Room number	STO1 room 21, STO2 room 201, STO3 room 302
Commencement Date	1-Oct-2014	Cabinet reference
Safety Deposit	SEK361,122.00	Address	Esbogatan 11, Box 56, 16494 Kista
By means of	bank transfer
To Interxion bank account number	122001-02704

2.4. Order specification and Service Fees

Currency: SEK	All amounts below are exclusive of Value Added Tax

Services:
Product	Unit Type	Start of Service delivery	Quantity	Unit Price	Total
STO 1, room 21
Shared Area Cage	Sqm	1-Oct-2014	80.00	1,016.34	81,307.20
kW Standard Power, Metered (excluding power usage)	kW	1-Oct-2014	65.00	1,815.20	117,988.00
kW Advanced Power, Metered (excluding power usage)	kW	1-Oct-2014	60.00	1,815.20	108,912.00
Full Cabinet (60x107)	Cabinet	1-Oct-2014	10.00	0.00	0.00
STO 2, room 201
Shared Area Cage	Sqm	1-Oct-2014	90.00	820.00	73,800.00
kW Advanced Power, Metered (excluding power usage)	kW	1-Oct-2014	150.00	1,498.00	224,700.00
Cross Connects : Fiber internal between room 21 and room 201	Cross Connect	1-Oct-2014	8.00	0.00	0.00
STO 3, room 302
Shared Area Cage	Sqm	1-Oct-2014	80.00	820.00	65,600.00
kW Advanced Power, Metered (excluding power usage)	kW	1-Oct-2014	150.00	1,498.00	224,700.00
Cross Connects : Fiber internal between room 21 and room 201	Cross Connect	1-Oct-2014	8.00	0.00	0.00
Total of Monthly Recurring Service Fees					897,007.20

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Set-up, installation and materials:
Product	Unit Type	Start of Service delivery	Quantity	Unit Price	Total
STO 1, room 21
Shared Area Cage	Sqm	1-Oct-2014	1.00	75,000.00	Paid in original contract
Plugset Installation Metered 230V/16A	Plug set	1-Oct-2014	20.00	0.00	0.00
STO 2, room 201
Shared Area Cage	Sqm	1-Oct-2014	1.00	157,500.00	Paid in original contract
Pre-cabling/Patch Panels : Fiber – 12 Ports	Cross Connect	1-Oct-2014	2.00	0.00	0.00
STO 3, room 302
Shared Area Cage	Sqm	1-Oct-2014	1.00	140,000.00	140,000.00
Pre-cabling/Patch Panels : Fiber – 12 Ports	Cross Connect	1-Oct-2014	1.00	0.00	0.00
Total Fees for Setup, Installation Services and Materials					140,000.00

Usage fees:
Product	Unit Type	Unit Price
kW Std Metered power usage:	kWh	1.20
kW Adv Metered power usage:	kWh	1.20

Power usage will be invoiced monthly in arrears based on actual kWh usage.

3. Notice

Any Notice or communication between the Parties related to the Agreement shall be addressed as set forth below:

Interxion:

INTERXION SVERIGE AB

Esbogatan 11

164 94 Stockholm

Sweden

Contact person:       Managing Director

Phone:                     +46 859 464 050

Fax:                         +46 859 464051

Customer:

MIDASPLAYER AB

Sankt Eriksgatan 113, 2 tr.

113 43 Stockholm

Sweden

Contact person:       Daniel Wigenfors

Phone:                     +46854570430

Fax:                         +46854570439

4. List of Annexes

Annex 1: Interxion General Terms and Conditions for Services, version 2013-1

Annex 2: Interxion Services Schedules, version 2013-1

Annex 3: Other Agreement specific documents: Not applicable.

This Services Form together with the Annexes listed above constitute the Agreement. In the event that there is a conflict between the provisions of this Agreement the order of precedence shall be (1) this Services Form, (2) the General Terms and Conditions, and (3) the Interxion Services Schedules and (4), other Agreement specific documents if listed above. Purchase orders submitted by Customer are for customer’s internal administrative purposes only and the (commercial) conditions contained in those purchase orders will have no force and effect. Any (general) terms and conditions of the Customer are explicitly excluded from this Agreement.

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5. Country specific Special Regulations

Annex 1 (General Terms and Conditions version 2013-1) and/or Annex 2 (Interxion Services Schedules version 2013-1) shall be amended as follows:

1.	Clause 1.3 General Terms and Conditions shall be replaced by the following wording: “Business Hours: the hours between 8.00 to 16.00 on a Business Day.”

2.	In addition to Clause 4.6 General Terms and Conditions the interest rate will be payable on the rate stipulated in Section 6 of the Swedish Interest Act.

3.	In addition to Clause 4.8 General Terms and Conditions the applicable index under the Agreement is the Consumer Price Index (Konsumentsprisindex) (“KPI”) rendered by Statistics Sweden (Statistiska centralbyrån), base 1980 = 100.

4.	Clause 17.4 General Terms and Conditions: The Agreement shall be construed with and governed by the laws of Sweden. Any dispute, which may arise out of or in connection with the Agreement, shall be submitted to the exclusive jurisdiction of the competent court of Stockholm.

6. Special Regulations

A) Previous agreements

1.	The parties previously entered into a services agreement dated 15 August 2008 with agreement number 2384_0001, and 2 amendments to such agreement with effective date 1 Jan 2012 and 15 June 2013 (together the “Old Agreement”) for the provision of services in respect of the Customer Space in STO1 and STO2. The services in respect of Customer Space STO1 and STO2 shall continue to be provided under the Old Agreement until the Commencement Date. As of the Commencement Date, the Old Agreement shall be terminated and replaced by this Agreement.

B) Annex 1 (General Terms and Conditions for Services, version 2013-1) shall be amended as follows:

1.	The following wording shall be inserted at the end of Clause 2.1:
“Interxion shall commence providing the Services from the Commencement Date.”

2.	Clause 3.1 shall be replaced by the following wording:
To the extent Interxion fails to meet the Service Levels, Interxion shall grant the Customer Compensation (subject always to the limitations set out in the Service Level Agreement). The parties acknowledge that the crediting of Compensation is not an estimate of the loss or damage that may be suffered by the Customer as a result of Interxion’s failure to meet the Service Levels and that the payment of Compensation is without prejudice to any other rights and/or remedies of the Customer, provided always that any Compensation paid under this Agreement in respect of Interxion’s failure to meet a specific Service Level shall be deducted from the actual amount of damages that the Customer is entitled to receive in respect of a damages claim relating to the same such failure.

3.	Clause 4.6 shall be replaced by the following wording:
In the event that Interxion has not received the full payment of an invoice, not subject to a good faith dispute, on the Due Date, Interxion will send a Notice to Customer, requiring such non-payment to be remedied. If the non-payment has not been remedied within 5 (five) days from the day that the Notice was sent (“Notice Date”), and without prejudice to any other right Interxion may have under the Agreement, all outstanding amounts, payable by the Customer under the Agreement, shall become immediately due and payable and, notwithstanding any other right Interxion may have under the applicable law, Interxion shall be entitled to (1) charge the Customer interest, accruing daily on all due and unpaid amounts on the rate of 2 % per annum above the interest rate stipulated in Section 6 of the Swedish Interest Act calculated as from the Notice Date and (2) compensation in respect of all costs connected with the recovery of its claim, including all legal fees and expenses and VAT. Interest on Service Fees that are subject to a good faith dispute is only payable after the dispute is resolved, on sums found or agreed to be due, from 10 days after the date such dispute is resolved until payment.

4.	Clause 4.8 shall be replaced by the following wording:
Interxion has the right to increase the MRSF per 1 January of each calendar year by the higher of (i) 3 (three) % or (ii) the percentage increase from the preceding 12 (twelve) months in the official national price index as set forth in the Country Specific Special Regulations, or, if this index ceases to be published, any other retail price index published in substitution. Interxion is entitled to charge increased MRSF with retrospective effect within 4 (four) months from the beginning of the year in which the increased price would have been charged on the basis of this Clause 4.8. For Services provided in STO1 and STO2 (MRSF at Commencement Date = SEK 606,707.20) the first increase following this Clause shall apply per 1 January 2015. For Services provided in STO3 (MRSF at Commencement Date = SEK 290,300) the first increase following this Clause shall apply per 1 January 2016.

5.	Clause 4.7 shall be replaced by the following wording:
As a security for all claims Interxion holds with regard to a breach or faulty performance of the Agreement by the Customer the Customer shall pay a safety deposit as indicated on the Services Form. In the event of a breach of the Agreement, Interxion

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shall be entitled to forfeit the safety deposit in whole or in part apart from any amounts disputed in good faith. Payment of the safety deposit shall be made in cash, to Interxion’s bank account, stated on the Services Form. If Interxion (partly) claims the safety deposit, the Customer is obliged to supplement the safety deposit to the amount as indicated on the Services Form. The safety deposit shall be paid before Customer is allowed access to the Interxion Premises. The safety deposit will be returned no later than 2 (two) months from the day the Agreement has terminated, subject to the Customer having met all its obligations under the Agreement. In the event that the Service Fees are revised and adjusted in accordance with the Agreement or in the event that the Customer agrees to purchase additional Services, the safety deposit shall be adjusted accordingly. The deposit does not pay interest to the advantage of the Customer.

6.	Clause 5.1 shall be replaced by the following wording: “The Customer waives all rights to suspend any of its payment obligations for whatever reason, except for its rights to suspend amounts disputed in good faith under Clause 4.6 and to suspend with respect to claims that are undisputed between the Parties or that are upheld by a final ruling of a competent court.”

7.	Following wording shall be included at the beginning of Clause 5.2: “Subject to Clause 5.1, (…)”.

8.	Clause 6.1 shall be replaced by the following wording:
Without prejudice to Clause 6.2 and to the extent permitted by applicable law, the liability of either Party for loss or damage arising under the Agreement for all events arising in any 12 month period commencing on the Effective Date and each anniversary of the Effective Date (“Year”) during the term, shall be limited to the higher of (i) the total amount of MRSF payable by the Customer in the applicable Year or (ii) euro 250,000.

9.	Clause 6.2 shall be replaced by the following wording:
Subject to any provision to the contrary in the Agreement, and to the extent permitted by applicable law, neither Party shall be liable to the other Party for special, incidental, indirect, punitive or consequential damages, whether or not foreseeable, arising out or in connection with the Agreement and regardless of whether such damages:
(a) are caused by such Party itself or its employees’, contractors’ or subcontractors’;
(b) are caused by an act, breach, omission, default or negligence;
(c) are brought in an action based on contract, statue, equity, or tort including negligence or other legal theory.
Unless such damage is the result of deliberate acts or gross negligence.

10.	Clause 8 shall be amended by the following:
8.3 For any formal Notice that is required to be served to the Customer under this Agreement (e.g. termination Notice, Notice related to a breach of the Agreement) a copy of such Notice has to be served to the Customer’s Chief Legal Officer at 10th Floor, Central Saint Giles, 1 St Giles High Street, London, WC2H 8AG.

11.	Clause 11.2 shall be replaced by:
“The Customer shall indemnify and keep indemnified, hold harmless and defend Interxion in respect of any loss, damage or expense (including reasonable attorneys’ fees) resulting from any claim brought by customers of the Customer (including the Connecting Customer) where such claim arises out of Customer’s, its sub-contractors or Affiliated Companies’ negligence or Customer’s breach of the Agreement. The indemnification is not applicable where such claim results from gross negligence or wilful intent by Interxion. As a condition to the indemnification provided in this section with respect to any claim brought by customers of the Customer (including the Connecting Customer), (a) Interxion will notify the Customer promptly after receiving Notice of such claim; (b) Customer will have sole control over the defense and settlement thereof; and (c) Interxion will furnish (at Customer’s reasonable request and expense) information within its custody or control and reasonable assistance necessary for such defense and (d) Interxion will not make any admission of liability, agreement or compromise in relation to the claim without the prior written consent of the Customer (such consent not to be unreasonably withheld or delayed).”

12.	Clause 15.18 shall be replaced by the following wording:
15.18 Upon termination of the Agreement, the Customer shall have removed all Customer Equipment at its own risk and costs. The Customer shall pay for restoring the Customer Space, or any other part of the Interxion Premises used by the Customer, to the same condition as they were provided to the Customer at the Effective Date (except for normal wear and tear). For every month, or part thereof, that the Customer has failed to meet the obligations as set forth in this Clause 15.18, the Customer will be obliged to pay Interxion the MRSF as they were the month before the termination.

13.	Clause 15.22 shall be replaced by the following wording:
15.22 The Customer shall at its own cost apply for, possess and maintain any authorization, license, registration, and/or permit which is required to enable it to conduct its respective businesses and to use the Services. The Customer shall comply with the conditions as set forth in such authorization, license or permit and shall indemnify and keep indemnified Interxion for any claim by a third party in respect of damages, losses or costs suffered, due to the Customer’s non-compliance with the aforementioned obligations in this clause 15.22

14.	Clause 16.6 shall be replaced by the following wording:
Under no condition shall the Agreement vest any rights in Interxion with respect to Customer Equipment, unless the Agreement explicitly stipulates otherwise. Interxion is not entitled to use Customer Equipment for its own purposes, use or access software on the Customer Equipment nor access data on Customer Equipment for any purposes. Interxion shall not remove, alter or obscure any proprietary notices from the Customer Equipment. Interxion shall not disable Customer’s access to the Customer Equipment other than as expressly permitted under this Agreement.

C) Schedule 2 (SLA) of the Interxion Services Schedules, version 2013-1 (Annex 2) shall be amended as follows:

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15.	Clause 4 - Service Levels and Compensation last sentence, shall be replaced by the following wording:
The total aggregated Compensation in a given month for Service Level- power, -climate control and -Hands & Eyes Service will be limited to 75% of the MRSF.

7. Signature

As agreed by both Parties:

MIDASPLAYER AB		INTERXION SVERIGE AB
Name of authorized representative	Lars Markgren	Name of authorized representative	Peder Bank
Title	Director	Title	M.D.
Signature of authorized representative	/s/ Lars Markgren	Signature of authorized representative	/s/ Peder Bank
Place	Stockholm	Place	STO
Date	8/4/2014	Date	8/4/2014

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Annex 1: Interxion General Terms and Conditions for Services, version 2013-1

These Interxion General Terms and Conditions for Services, version 2013-1 (hereafter referred to as: “General Terms and Conditions”) apply to and form an integral part of all Offers and Agreements and regulate the provision of Services by Interxion to the Customer. The (general) terms and conditions of the Customer are not applicable to Offers and Agreements. These General Terms and Conditions replace any terms and conditions that were declared applicable upon the conclusion of an earlier agreement.

Clause 1 Definitions

In the Agreement, including these General Terms and Conditions, the capitalised terms are defined as follows whereby the use of the singular will include the plural and vice versa:

1.1	Agreement: the agreement, entered into by Interxion and the Customer, the subject matter of which is the provision of the Services by Interxion to the Customer, consisting of the Services Form, these General Terms and Conditions, the Interxion Services Schedules and any additional documents as set out in the Services Form.
1.2	Business Day: any day which is not a Saturday, a Sunday or a public holiday in the country where the Interxion Premises is located.
1.3	Business Hours: the hours between 08.00 to 18.00 on a Business Day.
1.4	Campus Cross Connect: any type of physical connection between the Customer and a Connecting Customer between two Interxion Premises via the Interxion Patch Panel as described in Clause 3.1 of the Services Description.
1.5	CCOF: the cross connect order form, used by the Customer to order, inter alia, (additional) Cross Connects and/or (additional) Campus Cross Connects and, once completed by Interxion and confirmed by the Customer, amending the Agreement.
1.6	Commencement Date: the date stated in the Services Form under “Commencement Date”.
1.7	Compensation: reimbursement of (part of) the MRSF as set out in Clause 4 of the SLA and subject always to the limitations set out in the SLA.
1.8	Confidential Information: any commercial, financial, technical, legal, marketing or other data, know-how, trade secrets, information marked as “Confidential”, or any other information of whatever nature relating to a Party or any member of its group or their respective businesses which has been disclosed (whether in writing, orally or by another means and whether directly or indirectly) by or on behalf of that Party to the other Party whether before or after the date of the Agreement or issuance of an Offer (as applicable).
1.9	Connecting Customer: an Interxion customer that is connected to the Customer, using the Cross Connect Service.
1.10	Country Specific Special Regulations: the country specific variations to the General Terms and Conditions and/or the Interxion Services Schedules.
1.11	Cross Connect Service: the provision by Interxion of a connection from the Customer to the Connecting Customer, through the use of Cross Connects or Campus Cross Connects as opted for by the Customer and as specified in the Services Form and the CCOF.
1.12	Cross Connect: any type of physical connection between the Customer and a Connecting Customer inside the Interxion Premises via the Interxion Patch Panel as described in Clause 3 of the Services Description.
1.13	Customer: the party that has concluded the Agreement with Interxion.
1.14	Customer Affiliate: a company in which the Customer holds a majority of the voting rights and/or has the power to appoint the majority of the board.
1.15	Customer Contacts: The Customer’s personnel and third parties appointed by Customer and as registered by the Customer at ECSC (including but not limited to: change list authorisers, access authorisers, permanent access card holders, Hands & Eyes requestors, Cross Connect approvers, maintenance contacts, emergency contacts and escalation contacts).
1.16	Customer Equipment: all equipment owned, leased or held by or on behalf of the Customer, which is placed, stored and/or installed in the Customer Space.
1.17	Customer Patch Panel: the patch panel provided by Interxion and attached to the Customer Equipment as part of the Cross Connect Service.
1.18	Customer Patch: the extension of the Cross Connect from the Customer Patch Panel into the Customer Equipment as requested by the Customer and provided by Interxion.
1.19	Customer Portal Service: an online Service provided by Interxion to its Customers through which Customer Contacts can complete a variety of tasks and access a range of information.
1.20	Customer Portal: means https://portal.interxion.com.
1.21	Customer Space: the part of the Interxion Premises where the Customer Equipment is placed.
1.22	Due Date: the 31st day from the invoice date.
1.23	ECSC: the European Customer Service Centre of Interxion, the point of contact for (inter alia) all operational issues of the Customer, such as reporting of incidents, interruptions and requests for access and information.
1.24	Effective Date: the date Interxion as well as the Customer have signed the Agreement.
1.25	Engineer: an engineer performing the Hands & Eyes Service, acting upon the instructions of and subjected to the direct control of the Customer.
1.26	Equipment Cabinet: the 19-inch cabinet as in accordance with the standards of the European Telecommunications Standard Institute, or a cabinet of equivalent standard, at the Interxion Premises, used by the Customer for the installation and operation of the Customer Equipment.
1.27	Equipment Housing Service: the services described in Clause 2 of the Services Description.
1.28	Force Majeure Event: any cause preventing either Party from performing any or all of its obligations under the Agreement which arises from, or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Party so prevented. Such acts, events, omissions or accidents shall include, without limitation, strikes, lockouts or other industrial disputes (whether or not involving the workforce of Parties or any other party), acts of God, embargo, war, terrorism, riot, civil commotion, malicious damage, compliance with any law or governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood or storm or to the after effects of any of the foregoing.
1.29	Hands & Eyes Service: the provision of Rapid Response Service and/or Pre Scheduled Work Service by an Engineer, if opted for by the Customer and as described in Clause 4 of the Services Description.
1.30	Initial Agreement Period: the minimum period following Commencement Date for which the Agreement will be effective, as set forth in the Services Form.
1.31	Interxion: an Interxion Affiliate stated on the Services Form that has concluded the Agreement with the Customer.
1.32	Interxion Affiliate: a company in which Interxion Holding N.V. directly or indirectly holds a majority of the voting rights and/or has the power to appoint the majority of the board.
1.33	Interxion Facilities: all technical components in the Customer Space that Interxion uses for the provision of the Services, including but not limited to equipment, hardware, telecommunications networks, cables, devices and racks.
1.34	Interxion House Rules: Schedule 4 of the Interxion Services Schedules, regulating the use of the Interxion Premises.
1.35	Interxion Patch Panel: the patch panel located in a separated space within the Interxion Premises, accessible to Interxion only, where all Cross Connects are established.
1.36	Interxion Premises: the entire site owned or leased by Interxion, specified in the Services Form, where Interxion provides the Services to Customer as well as services to other customers of Interxion.
1.37	Interxion Services Schedules: the Services Description, the Service Level Agreement, the Customer Equipment Power Connection Diagram and the Interxion House Rules.
1.38	Monthly Recurring Service Fee or MRSF: the monthly recurring service fee related to the provision of Services, as specified in the Services Form and/or the CCOF, excluding fees for power usage.
1.39	Notice: a notice in writing or electronic message, sent by either Party to the other Party, regarding the Agreement.
1.40	Occurrence: a deviation from the Service caused by the Customer through the Customer Equipment or through a defect in any equipment under the control of or used by or on behalf of the Customer or otherwise, that may cause or threatens to cause operational disturbances.
1.41	Offer: an offer to enter into an Agreement issued by Interxion.
1.42	Party (Parties): Interxion and/or the Customer.

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1.43	Pre Scheduled Work Service: the service described in Clause 4.2 of the Services Description.
1.44	Pre-Cabling: a bundle of cables, cabled in advance between the Customer Patch Panel and the Interxion Patch Panel, to be activated to the extent required to provide Cross Connects when and to the extent as requested by the Customer.
1.45	Rapid Response Service: the Service described in Clause 4.1 of the Services Description.
1.46	Service: the service to be provided by Interxion as set out in the Services Form and further defined in the General Terms and Conditions and in the Services Description.
1.47	Service Fees: MRSF and other recurring and nonrecurring fees related to the Services.
1.48	Service Level Agreement or SLA: Schedule 2 of the Interxion Services Schedules, containing the Service Levels against which Interxion’s performance of the agreed Services shall be measured.
1.49	Service Level: the results marked as “Service Level” in Clause 4 of the SLA.
1.50	Services Description: Schedule 1 of the Interxion Services Schedules, describing the Services.
1.51	Services Form: the document that states the specific arrangements of the Agreement and the Services to be provided.
1.52	Setup and Installation Service: the service described in Clause 6 of the Services Description.

Clause 2  Term

2.1	Subject to Clause 13 of these General Terms and Conditions, the Agreement shall take effect on the Effective Date and shall remain in effect until the end of the Initial Agreement Period. The Agreement shall thereafter be automatically renewed for successive periods of 1 (one) year unless terminated by either Party by serving Notice to the other Party, not less than 3 (three) months before the end of the Initial Agreement Period or any successive period.

Clause 3  Services

3.1	To the extent Interxion fails to meet the Service Levels, Interxion shall grant the Customer Compensation (subject always to the limitations set out in the Service Level Agreement). After careful deliberations the Parties agree that such Compensation is a genuine pre-estimate of the loss suffered by the Customer in the event of such failure. Interxion does not, implicitly or explicitly, undertake to achieve or warrant any results of the Services. The Customer agrees that the Compensation shall be its sole and exclusive remedy for failure by Interxion to meet the Service Levels.

Clause 4  Service Fees, Payment Condition, Price increase

4.1	Customer shall make the payment of the Service Fees prior to the Due Date to the Interxion’s bank account as set out on the invoice, in the currency as indicated on the Services Form. The receipt of the payments by Interxion and not its dispatch shall be decisive for ascertaining payment in time.
4.2	Interxion invoices the Service Fees as follows:
(a)	recurring fees, including, but not limited to the MRSF, shall be invoiced in advance at the beginning of each invoice period as indicated on the Service Form;
(b)	non-recurring fees, including, but not limited to the Setup and Installation fees, shall be invoiced in advance, at the beginning of each invoice period as indicated on the Services Form;
(c)	fees for Services that are calculated on the basis of usage or an hourly rate are invoiced in arrears.
4.3	The Service Fees shall be exclusive of any applicable VAT (or any similar tax in any relevant jurisdiction).
4.4	Any costs, charges, expenses, taxes and stamp duties (to the extent applicable) levied by a governmental organization in connection with the execution and/or implementation of the Agreement and/or the provision of Services shall be borne by the Customer.
4.5	The Customer shall bear all costs for any changes that it requests Interxion to make to the Customer Space or the Interxion Facilities.
4.6	If the Customer fails to pay any due amount by the Due Date, it will be in default without any further Notice being required. In that event, all outstanding amounts, payable by the Customer under the Agreement, shall become immediately due and payable and, notwithstanding any other right Interxion may have under the applicable law, Interxion shall be entitled to (1) charge the Customer interest, accruing daily on all due and unpaid amounts on the rate of 2 % per annum above the legal interest rate for the applicable country calculated as from the Due Date and (2) compensation in respect of all costs connected with the recovery of its claim, including all legal fees and expenses and VAT.
4.7	As a security for all claims Interxion holds with regard to a breach or faulty performance of the Agreement by the Customer, the Customer shall pay a safety deposit as indicated on the Services Form. In the event of a breach of the Agreement, Interxion shall be entitled to forfeit the safety deposit in whole or in part. Payment of the safety deposit shall be made in cash, to Interxion’s bank account, stated on the Services Form. If Interxion (partly) claims the safety deposit, the Customer is obliged to supplement the safety deposit to the amount as indicated on the Services Form. The safety deposit shall be paid before Customer is allowed access to the Interxion Premises. The safety deposit will be returned no later than 2 (two) months from the day the Agreement has terminated, subject to the Customer having met all its obligations under the Agreement. In the event that the Service Fees are revised and adjusted in accordance with the Agreement or in the event that the Customer agrees to purchase additional Services, the safety deposit shall be adjusted accordingly. The deposit does not pay interest to the advantage of the Customer.
4.8	Interxion has the right to increase the MRSF per 1 January of each calendar year, starting at least 6 months after the Effective Date, by the higher of (i) 3 (three) % or (ii) the percentage increase from the preceding 12 (twelve) months in the official national price index as set forth in the Country Specific Special Regulations, or, if this index ceases to be published, any other retail price index published in substitution. Interxion is entitled to charge increased MRSF with retrospective effect within 4 (four) months from the beginning of the year in which the increased price would have been charged on the basis of this Clause 4.8.
4.9	Notwithstanding any provision to the contrary in the Agreement, in the event that the market price for power usage (kWh) increases or the costs to Interxion of providing electricity (whether by the imposition of levies taxes, carbon taxes or other means) increases, the fees with respect to power usage will be adjusted accordingly.

Clause 5  Financial Conditions

5.1	The Customer waives all rights to suspend any of its payment obligations for whatever reason, except for its rights to suspend with respect to claims that are undisputed between the Parties or that are upheld by a final ruling of the competent court.
5.2	The Customer shall make all payments due under the Agreement in full and has no right to deduction whether by way of set-off, counterclaim, discount, abatement or otherwise unless:
(a)	the Customer has a valid court order of a competent court requiring payment by Interxion of an amount equal to such deduction to the Customer; or
(b)	to the extent the deduction concerns undisputed claims; or
(c)	the Customer is obliged by applicable law to make payments subject to deduction or withholding, in which case the sum payable shall be increased to the extent necessary to ensure that after the required deduction and withholding Interxion receives a net sum equal to the sum which Interxion would have received if such deductions or withholding had not been required.
5.3	Each Party warrants to the other Party that it is in good financial standing and shall be able to meet its financial obligations under the Agreement.

Clause 6  Liability

6.1	Without prejudice to Clause 6.2 and to the extent permitted by applicable law, the liability of either Party for damage arising under the Agreement per event or series of related events shall in any case be limited to the higher of: (i) 3 (three) times the MRSF or (ii) euro 125,000, with a maximum of the higher of (i) 6 (six) times the MRSF or (ii) euro 250,000 in respect of all events arising in any 12 months period from (the anniversary of) the Effective Date.
6.2

Subject to any provision to the contrary in the Agreement, and to the extent permitted by applicable law, neither Party shall be liable to the other Party for special, incidental, indirect, punitive or consequential damages, including, without limitation: loss of business, revenue, interest or profits, loss of use or data, loss of savings or anticipated savings, loss of investments, loss of goodwill, loss of

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reputation or cost of capital or loss of extra administrative cost, or any other financial damages, or damages suffered or claimed by third parties, whether or not foreseeable, arising out or in connection with the Agreement and regardless of whether such damages:
(a)	are caused by such Party itself or its employees’, contractors’ or subcontractors’;
(b)	are caused by an act, breach, omission, default or negligence;
(c)	are brought in an action based on contract, statue, equity, or tort including negligence or other legal theory.

Clause 7  Force Majeure

7.1	If a Force Majeure Event occurs the affected Party shall not be liable to the other Party and shall be released from its affected obligations for the period of the Force Majeure Event.
7.2	The Party invoking this Clause 7 shall give Notice forthwith to the other Party upon becoming aware of a Force Majeure Event, such Notice to contain details of the circumstances giving rise to the occurrence and shall use reasonable endeavors to mitigate the effect of the Force Majeure Event.
7.3	If a default due to a Force Majeure Event continues for more than 1 (one) calendar month, then the counter Party of the Party prevented shall be entitled to terminate the Agreement in respect of the Services that are affected by the Force Majeure Event without a right to any compensation or repayment arising as a result. The Agreement will stay in force with regard to the Services that are not affected by the Force Majeure Event.

Clause 8  Notices

8.1	A Notice shall be deemed received as of the following:
(a)	if delivered by hand, by special delivery or by registered mail: at the time of delivery;
(b)	if sent by fax: at the time of reception, if received during Business Hours of the recipient, or else one hour after commencement of the next Business Day;
(c)	if sent by e-mail: at the time of reception of such e-mail if received during Business Hours, or else one hour after commencement of the next Business Day. An e-mail shall be deemed to have reached the computer system at the moment of its receipt as recorded in the receiving Party’s computer system, save where evidence to the contrary is adduced by the sending Party;
(d)	if delivered via a message in the Customer Portal: at the time of the display of the message.
8.2	In the event an e-mail is transmitted, the receiving Party shall acknowledge the receipt of an e-mail to the sending Party without undue delay. The mere fact that the sending Party does not receive acknowledgement of receipt shall not affect the validity of the e-mail or its effects.

Clause 9  Confidentiality

9.1	Each Party undertakes that it will not use, divulge or communicate to any person, except to its professional representatives or advisers or to Interxion Affiliates, or to Customer Affiliates, or as may be required by law or any legal or regulatory authority, any Confidential Information or information received by one Party (hereinafter referred to as: “Receiving Party”) from the other Party (hereinafter referred to as: “Disclosing Party”). Each of the Parties shall use its reasonable endeavors to prevent the publication or disclosure of any Confidential Information concerning such matter.
9.2	The obligation as set forth in Clause 9.1 shall not apply to Confidential Information which:
(a)	is or becomes publicly available other than by unauthorized disclosure;
(b)	was provably known and in record at the Receiving Party prior to disclosure by the Disclosing Party;
(c)	is completely independently developed by the Receiving Party and prior to any such disclosure by the Disclosing Party, as evidenced by written records prepared prior to the Effective Date;
(d)	is ascertainable from a commercially available product; or
(e)	is disclosed pursuant to administrative or judicial action, provided that the Receiving Party shall use its best efforts to maintain the confidentiality of the Confidential Information and shall, immediately after gaining knowledge or receiving notice of such action, notify the Disclosing Party thereof and give the Disclosing Party the opportunity to seek any legal remedies so as to maintain such Confidential Information in confidence.

Clause 10  Permission to Subcontract

10.1	Interxion is entitled to subcontract all or part of its obligations under the Agreement, for example security, cleaning and maintenance. Interxion will remain responsible for the fulfillment of its obligations under the Agreement.

Clause 11  Relationship

11.1	The Parties intend to record only rights and obligations between themselves in the Agreement. Therefore, the Agreement will not grant any right or protection to third parties.
11.2	The Customer shall indemnify and keep indemnified, hold harmless and defend Interxion in respect of any loss, damage or expense (including attorneys’ fees) resulting from any claim brought by customers of the Customer (including the Connecting Customer) regarding the subject of the Agreement.
11.3	Nothing in these General Terms and Conditions or in other parts of the Agreement is intended to or shall operate to create nor shall be deemed to create any partnership, joint understanding or joint venture between the Parties or to authorize either Party to act as agent for the other Party, and neither Party shall have authority to act in the name or on behalf of the other Party or to bind the other Party in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

Clause 12  Assignment

12.1	Without prejudice to Clause 12.2 and 12.3, the Agreement is personal to both Parties and neither Party may assign, transfer, sublicense or otherwise part with the Agreement or any right or obligation under the Agreement to any third party without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.
12.2	The Customer shall be entitled to transfer the Agreement as well as any and all rights and obligations arising out of or in connection with the Agreement, upon serving Notice to Interxion, to a Customer Affiliate provided that 1) the Customer Affiliate is and continues to be at least of equal financial standing as the Customer; and 2) the Customer continues to hold a majority of the voting rights and/or has the power to appoint the majority of the board. If either condition is no longer met, the Agreement will be transferred back to the Customer.
12.3	Interxion shall be entitled to transfer the Agreement as well as any and all rights and obligations arising out of or in connection with the Agreement, upon serving Notice to Customer, to another Interxion Affiliate provided that 1) the other Interxion Affiliate is and continues to be at least of equal financial standing as Interxion; and 2) Interxion Holding N.V. continues to hold a majority of the voting rights and/or has the power to appoint the majority of the board. If either condition is no longer met, the Agreement will be transferred back to Interxion.

Clause 13  Termination

13.1	Each Party may terminate the Agreement at any time by serving Notice with immediate effect in the event that:
(a)	the other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors or the other Party makes a likewise arrangement for the benefit of its creditor;
(b)	the lease agreement between Interxion and its landlord is terminated, unless such termination is the result of a breach of the lease agreement by Interxion;
(c)	the other Party becomes insolvent, or voluntary or involuntary proceedings are instituted by or against such other Party under any applicable insolvency laws;
(d)	the other Party has been convicted of an offence concerning its professional conduct by a judgment that has the force of res judicata;
(e)	the other Party caused damages as a result of gross negligence or willful intent; or
(f)	the other Party liquidates.
13.2	Without prejudice to any other right either Party may have under the Agreement, each Party shall be entitled to terminate the Agreement or its obligations there under with immediate effect by serving Notice to the other Party in the event that the other Party causes a material breach which (i) is not capable of remedy; or (ii) if capable of remedy and after receipt of a Notice requiring such breach or failure to be remedied, is not remedied within 14 (fourteen) calendar days from the date of such Notice.

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13.3	Any right to suspend its performance of the Agreement is without prejudice to the relevant Party’s right to terminate the Agreement. Termination of the Agreement shall not prejudice the rights accrued up to the date of termination by either Party.
13.4	In the event that Interxion has not received the full payment of an invoice on the Due Date, Interxion will send a Notice to Customer, requiring such non-payment to be remedied. If the non-payment has not been remedied within 14 (fourteen) days from the day that the Notice was sent, and without prejudice to any other right Interxion may have under the Agreement, Interxion has the right to suspend or terminate any and all Services (including the obligation to provide the Customer Equipment with power) and deny the Customer access to the Interxion Premises, without incurring any liability.
13.5	Upon termination of the Agreement, either Party shall promptly and without charge to the other Party return to the other Party or destroy all Confidential Information including all copies thereof which are in its possession or use at that time and provided in relation to the Agreement
13.6	Expiration or termination of the Agreement shall not prejudice the terms and conditions, which by their nature must be deemed to survive such to expiration of termination, including but not limited to Clauses 1, 4, 5, 6, 7, 9, 13, 15 and 17.

Clause 14  Occurrence

14.1	In the event that an Occurrence comes to the attention of either of the Parties, that Party shall immediately inform the other Party of this fact and, if possible, on a probable cause of the Occurrence.
14.2	Promptly upon receipt of such information as referred to in Clause 14.1 hereof, the Customer shall:
(a)	at its own costs initiate all reasonable measures and commit all such actions using all reasonable efforts to remove, repair, correct, undo or in any other way discontinue the fault or defect that causes the Occurrence, and inform Interxion by Notice of the measures taken in this respect;
(b)	keep Interxion informed by Notice of the progress made in relation to the measures and actions as referred to under (a); and
(c)	promptly upon completion of the measures and actions as referred to under (a), inform Interxion by Notice of such completion and its results.
14.3	If the Customer fails to correct the fault or defect that causes or may cause the Occurrence, or fails to do this within a period Interxion considers reasonable, or in case immediate action is required, at the sole discretion of Interxion, Interxion is entitled to correct such fault or defect itself, at the costs of the Customer.
14.4	Interxion may, at its sole discretion and without incurring any liability, for example in cases of emergency and if access is likely to cause physical harm to Customer or its employees, agents or contractors, or other customers of Interxion suspend the Customer’s access to the relevant Customer Space or to the Interxion Premises. Interxion shall at all times, endeavour to minimize any such suspension of Customer’s access and further consider the likely impact of any such suspension on Customer’s business operations and solicit Customer’s input in that respect. During the period that Customer’s access to the relevant Customer Space or to the Interxion Premises is suspended on the basis of this Clause 14.4, the Customers’ obligations on the basis of Clause 14.2 (a) are not applicable, provided that access to the Customer Space is critical to comply with these obligations.

Clause 15  Customer rights and obligations

Access
15.1	The Customer’s personnel and third parties, appointed by the Customer as “owning a permanent right of access”, and to whom the Customer has provided access passes as described in the Interxion House Rules, shall (without prior Notice being required) be entitled to enter the Interxion Premises, for the purpose of:
(a)	inspecting or installing the Customer Equipment, or
(b)	carrying out all necessary maintenance and repair to the Customer Equipment which Interxion is not obliged to provide under the Agreement.
15.2	Customer’s personnel, not appointed by the Customer as “owning a permanent right of access” and third parties shall be granted access:
(a)	under normal circumstances upon 24 (twenty four) hours’ Notice from the Customer to the ECSC, and
(b)	in case of (at the discretion of Interxion) urgency upon 30 (thirty) minutes’ Notice by the Customer to ECSC, stating the reason for urgency.

Customer can also arrange access through the Interxion Customer Portal. Customer shall follow all instructions of Interxion with respect to access to the Interxion Premises, including but not limited to the instructions described in the Interxion House Rules and the Customer Welcome Pack.

15.3	The Customer shall allow Interxion access to the Customer Space to the extent reasonably required by Interxion for any installation, inspection or maintenance.
15.4	In the performance of its obligations under the Agreement, Interxion may process, acting as a Processor under Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (“Data Directive”), personal data of personnel and third parties that are granted access to the Interxion Premises by the Customer. The Customer, acting as a Controller, and Interxion acting as a Processor under the Data Directive, will comply with the Data Directive and any local data protection legislation.

Customer Equipment

15.5	At any time during the term of the Agreement, the Customer shall ensure that all Customer Equipment is safe and fit for its purpose and that it will not cause any damage to any property, equipment, facility or software belonging to or used by Interxion or any other customer or other third parties, and that it will not hinder or impede the provision of services to any of Interxion’s customers.

Insurance

15.6	Customer warrants to Interxion that, at any time during the term of the Agreement, it has in place a valid and sufficient liability insurance covering damage, in accordance with and appropriate to the nature and extent of its business activities, and should in any case cover damage to the Interxion Premises, the Interxion Facilities, and any other equipment and goods of Interxion or of its customers or other third parties. Additionally, the Customer, at any time during the term of the Agreement, will have the Customer Equipment sufficiently insured against, inter alia, physical damage and theft by way of a property damage insurance. In the event of damage to the Customer Equipment, the Customer shall in the first instance claim the damages under its own insurance.

Usage of Customer Space

15.7	The Customer Space shall only be used for the purpose(s) as agreed upon under the Agreement.
15.8	The Customer may only allow the use of the Customer Space by third parties upon prior written approval from Interxion which shall not be unreasonably be withheld.
15.9	Customer shall comply with the Interxion House Rules.

Technical Conditions

15.10	The Customer warrants that the Customer Equipment:
(a)	is certified for the purposes intended and complies with relevant national and international standards, as from time to time amended and/or supplemented;
(b)	is constructed, installed and maintained in such a way that failure and/or damage will not harm any other equipment or the operation of that other equipment, or endanger any personnel; and
(c)	conforms to all restrictions and complies with the Interxion House Rules.
15.11	The Customer shall have the sole responsibility for the fitting and installation of the Customer Equipment in accordance with the Interxion House Rules by its own personnel or third parties at its own risk and costs.
15.12	If the Customer has caused an alarm or a gas-fire extinguishing, Interxion has the right to perform a thorough investigation of any such incident and the Customer shall cooperate fully with such investigation. Any reasonable costs incurred by Interxion in this respect shall be borne by the Customer.
15.13	The Customer acknowledges that Interxion has no control over any software applications and/or data running on or through the Customer Equipment.
15.14	The Customer shall have the sole responsibility over any software applications and/or data running on or through the Customer Equipment and shall be solely responsible for any loss or damage resulting from such applications and/or data.

Equipment Delivery

15.15	The Customer shall inform the ECSC at least 1 (one) Business Day in advance of the delivery, fitting or installation

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of the Customer Equipment. The Customer shall bear all costs for deliveries outside Business Hours.

Cabling

15.16	All cabling at the Interxion Premises by or on behalf of the Customer may only take place after prior written approval of Interxion and shall only follow the routes designated by Interxion in its instructions.

Maintenance of Customer equipment

15.17	If the Customer wishes to carry out maintenance activities with regard to the Customer Equipment (whether carried out by Customer’s personnel or third parties appointed by the Customer for such purposes), it shall always inform Interxion hereof if the activities may disable, interrupt or otherwise interfere with the Services provided by Interxion. The Customer shall inform Interxion of the date, start time and end time of the maintenance activities at least 10 (ten) calendar days in advance.

Obligations upon termination

15.18	Upon termination of the Agreement, the Customer shall have removed all Customer Equipment at its own risk and costs. The Customer shall pay for restoring the Customer Space, or any other part of the Interxion Premises used by the Customer, to the same condition as they were provided to the Customer at the Effective Date (except for normal wear and tear). For every month, or part thereof, that the Customer has failed to meet the obligations as set forth in this Clause 15.18, the Customer will be obliged to pay Interxion damages that amount to twice the MRSF as they were the month before the termination.
15.19	If the Customer fails to remove the Customer Equipment or to restore the Customer Space by the date the Agreement terminates, Interxion shall have the right, at the Customer’s expenses, to:
(a)	remove the Customer Equipment from the Interxion Premises;
(b)	restore the Customer Space itself;
(c)	deliver the Customer Equipment to the Customer at the address stated on the Services Form; and
(d)	reinstate the Customer Space or any other part of the Interxion Premises used by the Customer to the same condition they were in at the Effective Date.
15.20	Interxion shall be entitled, at its sole discretion, to engage third party contractors to carry out the activities described in Clause 15.19 and to pass on any invoices from such third party contractors to the Customer who will pay for all reasonable charges appearing on such invoices. The Customer will not hold Interxion liable for and waives any right to claim damages with regard to damage to or loss of the Customer Equipment after the Agreement has terminated.
15.21	The Customer shall reimburse all costs, damages and expenses incurred by Interxion in connection with Clause 15.18, 15.19 and 15.20 to Interxion within 14 (fourteen) calendar days of receipt of the invoice detailing such costs and expenses.

Statutory conditions

15.22	The Customer shall at its own cost apply for, possess and maintain any authorization, license, registration, and/or permit which is required to enable it to conduct its respective businesses and to use the Services. The Customer shall comply with the conditions as set forth in such authorization, license or permit and shall indemnify and keep indemnified Interxion for any claim by a third party in respect of damages, losses or costs suffered, due to the Customer’s non-compliance with the aforementioned obligations.

Clause 16  Interxion rights and obligations

Operation of environmental controls

16.1	Interxion shall ensure that the air conditioning and other environmental controls in the Interxion Premises provide a suitable environment for the operation of the Customer Equipment in accordance with the Service Levels as reflected in the SLA.

Maintenance of the Interxion Facilities

16.2	Interxion shall, from time to time, carry out preventive maintenance on the Interxion Facilities at no charge to the Customer. Such preventive maintenance includes changes necessitated by technical developments.
16.3	Interxion will perform normal maintenance and cleaning in the Interxion Premises and the Customer will allow Interxion staff access to the Customer Space to perform its obligations as stipulated in this Clause 16.
16.4	Interxion shall, in the event of expected Service interruptions due to maintenance activities which are scheduled in advance, notify the Customer 10 (ten) Business Days in advance. Interxion shall discuss its long-term maintenance schedule with the Customer on a regular basis with a view to minimize disturbances and to allow the Customer to schedule its own preventive maintenance accordingly.
16.5	Interxion shall, unless otherwise agreed between the Parties, carry out Service interrupting maintenance activities to the Interxion Facilities between 23:00 local time and 07:00 local time, unless, in Interxion’s reasonable opinion, an emergency situation exists requiring essential maintenance activities to occur outside these hours. The Customer will be immediately informed by Notice of the occurrence of such an emergency situation.

Ownership of Customer Equipment

16.6	Under no condition shall the Agreement vest any rights in Interxion with respect to Customer Equipment, unless the Agreement explicitly stipulates otherwise. Interxion is not entitled to use Customer Equipment for its own purposes. Interxion shall not remove, alter or obscure any proprietary notices from the Customer Equipment.

Clause 17  Miscellaneous

17.1	If any provision in the Agreement becomes invalid, illegal, unenforceable or is declared null and void for whatever reason, the remaining provisions shall remain in full force and effect. The Parties shall consult each other in order to replace the affected provision and shall agree on a new provision, which approximates the aim and purport of affected provision as closely as possible.
17.2	The failure on the part of either Party to exercise, or any delay in exercising, any right or remedy hereunder shall not operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or future exercise thereof or the exercise of any other remedy granted hereby or by any related document or by law.
17.3	Any amendments, modifications, additions, supplements and other changes to any provision of the Agreement shall only be binding on the Parties if they are made in writing and signed by a duly authorized representative of each of the Parties. Notwithstanding the foregoing, Interxion may amend or supplement the Agreement, including the Annexes and Schedules hereto, without having to obtain the prior written consent of the Customer, to the extent that such amendments or supplements contain non-material changes or changes in order to reflect:
(a)	technical and/or operational matters, provided that such changes do not materially affect the Services; and/or
(b)	changes in applicable law, regulations or codes of conduct.
17.4	The Agreement shall be governed by, and construed in accordance with the law as set forth in the Country Specific Special Regulations. Interxion and the Customer irrevocably submit to the exclusive jurisdiction of the competent courts as set forth in the Country Specific Special Regulations.

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Annex 2: Interxion Services Schedules, version 2013-1

Content:

Schedule 1: Services Description

Schedule 2: Service Level Agreement

Schedule 3: Customer Equipment Power Connection Diagram

Schedule 4: Interxion House Rules

Schedule 1: Services Description

Clause 1 Introduction

This Schedule describes the Services Interxion may provide to the Customer under a Services Form.

Clause 2 Equipment Housing Services

Clause 2.1 Customer Space

Interxion may provide Customer four different options for the provision of Customer Space:

1. Private Room – A Private Room provides dedicated space at the Interxion Premises.

Characteristics:

➢	may be tailored to the Customers’ specific needs;
➢	is a dedicated, climate controlled area; with a room-dedicated smoke and fire detection system and a room-dedicated fire suppression system connected to the central Interxion system;
➢	is secured from other customers’ areas by walls, installed between slab and ceiling;
➢	contains an exclusively dedicated power distribution unit;
➢	has a room-dedicated access control system connected to the central Interxion access control system.

2. Suite – A Suite provides dedicated space at the Interxion Premises.

Characteristics:

➢	may be tailored to the Customers’ specific needs;
➢	is located inside a shared climate controlled area and shared smoke and fire detections system and shared fire suppression system;
➢	is secured from other customers’ areas by walls, installed between slab and ceiling, while (i) the area below the raised floor; and (ii) a large part underneath the ceiling consist of a mesh wire area, allowing to share cooling and fire protection systems;
➢	may contain an exclusively dedicated power distribution unit;
➢	has a room-dedicated access control system connected to the central Interxion access control system.

3. Cage – A Cage provides space separated from other customers, within a shared area at the Interxion Premises.

Characteristics:

➢	a shared power distribution;
➢	a shared climate control;
➢	a shared common area access control system;
➢	is secured from other customers’ areas by cage walls, secured by a door with lock.

4. Cabinet Space – Cabinet Space offers a dedicated footprint to install Equipment Cabinets at the Interxion Premises.

Characteristics:

➢	a shared area for an Equipment Cabinet, adjacent to other customers’ equipment cabinets;
➢	power feed, dedicated to each separate Equipment Cabinet, coming from a shared power distribution unit;
➢	may include cable trays.

Clause 2.2 Power

The Interxion Premises is equipped with a power infrastructure, including diesel generators with fuel storage, Uninterruptible Power Supply (UPS) systems, various redundant elements in the distribution network throughout the Interxion Premises, as well as effective escalation procedures and 24x7 support. The Customer Space provides the following power options that may vary per Interxion Premises due to local customs and/or regulations:

➢	AC power voltage: 230 Volt single phase or 400 Volt three phase;
➢	AC 230 V power breakers: 6, 16 or 32 Ampere (Zurich 13 Ampere);
➢	DC power voltage: 48 Volt, DC power breakers: various sizes.

Power is provided per plug or plug set which Interxion installs under the raised floor at the location of the cabinet position or at such points in a Private Room, Suite, Cage or Cabinet Space, as requested by the Customer. The point of supply of the AC and DC power is at the installed plug or plug set, as indicated in the Customer Equipment Power Connection Diagram, Schedule 3, by “SLA Demarcation Line”.

Interxion shall not be liable for any damages caused by the (lack of) distribution of power beyond the SLA Demarcation Line. Interxion shall not be liable for any damages caused by the (lack of) distribution of power if and to the extent, the current, drawn from the plug set, exceeds a total maximum continuous load of 70% from one, rated MCB (Miniature Circuit Breaker). Customer shall not exceed the total maximum of continuous load of 70% from one rated MCB. Breach of the aforesaid constitutes a material breach.

Example: The total continuous current, drawn from a 16 Amp breaker plug set, shall not exceed a maximum of 11.2 Amp.

Compliance with this requirement can be measured by Interxion using one of the following methods:

➢	Manual check with a clamp meter measuring and confirming the contractually agreed continuous current in Amps.
➢	Reading of the kWh meters (11.2 A * 230V* 24hrs * 30 days/1000 = 1,855 kWh/month).

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Power usage is either included as a flat rate in the monthly rental charges for the plug or plug set, or is measured separately by a customer specific kWh meter. Private Rooms and Suites are by default equipped with a kWh meter. Cages and Cabinet Space positions do not have kWh meters, although these can be installed on request at additional cost to the Customer. In case of a Customer specific kWh meter, power usage is metered and charged according to the terms and the price as stipulated in the Services Form.

Interxion offers the following three different Services regarding power supply to meet the Customers’ individual equipment housing needs:

Basic – One socket outlet per cabinet, supplied by an UPS system. Input power for the UPS system is provided by the commercial power supply system, which is backed up by stand-by generator(s).

Standard – Two socket outlets per cabinet. One socket is supplied by an UPS system. The other socket, serving as a back-up, is supplied by a normal (interruptible) power supply system. Input power for both systems is provided by the commercial power supply system, which is backed up by stand-by generator(s). DC power is provided by two feeds from one N+1 redundant DC system.

Advanced – Two socket outlets per cabinet. One socket is supplied by an UPS system. The other socket, serving as back-up is supplied by a separate but identical UPS system. Input power for the two UPS systems is provided by the commercial power supply system, which is backed up by stand-by generator(s).

Clause 2.3 Fire protection

The Interxion Premises is equipped with smoke/fire detection systems. Additionally, the Customer Space is secured by gas-based fire suppression systems as a first-line defence against fire. Which specific detection and suppression system (including the type of gas used) is used depends on the national regulations applicable to the location of the Interxion Premises. These systems are automatic and monitored 24x7. The Interxion Premises is also equipped with hand-held CO2 fire extinguishing systems, in accordance with local fire regulations. For additional protection from fire, Interxion operates Very Early Smoke Detection Alarm (VESDA) systems. In case of fire, this system immediately alerts Interxion staff of the presence of smoke allowing it to take appropriate action.

Clause 2.4 Security

Interxion has implemented strict procedures to protect Customer’s Equipment. The Interxion Premises is designed as “building within a building”, and is protected by an electronic intruder system and security guards monitoring 24x7. Proof of identity is mandatory for visitors and is checked against customer-defined access lists. All visits are logged and video surveillance cameras monitor all doors of the Interxion Premises within the secured areas.

Clause 2.5 Access

Customer’s personnel, not appointed by the Customer as “owning a permanent right of access” and third parties shall be granted access:

(a) under normal circumstances upon 24 (twenty four) hours’ Notice from the Customer to the ECSC; and

(b) in case of (at the discretion of Interxion) urgency upon 30 (thirty) minutes’ Notice by the Customer to ECSC, stating the reason for urgency.

Customer can also arrange access through the Customer Portal. Customer shall follow all instructions of Interxion with respect to access to the Interxion Premises, including but not limited to the instructions described in the Interxion House Rules and the Customer Welcome Pack.

Clause 2.6 Structured Cabling

Structured Cabling (redundant cabling) is installed in accordance with industry standard performance specifications. In case of a cable failure Interxion will provide emergency patches. If the Customer has purchased Hands & Eyes Service, the Customer can call the ECSC 24x7 for trouble shooting support.

Clause 3    Cross Connect Service

Clause 3.1 Cross Connect

The Cross Connect Service provides a connection between the Customer and the Connecting Customer within the Interxion Premises from the Customer Patch Panel via the Interxion Patch Panel. In cities where Interxion is operating multiple data centres, Customer can also opt for a Campus Cross Connect between various Interxion Premises in the same city.

Clause 3.2 Cross Connect architecture

The Cross Connect architecture deployed by Interxion consists of a number of elements. These elements combine to form the end-to-end connection between a Customer and a Connecting Customer.

All Cross Connects are established via the Interxion Patch Panel and all cabling is being routed from Customer locations within the Interxion Premises to the Interxion Patch Panel. The Interxion Patch Panel is located in a highly secure and neutral area, where the actual physical interconnects are established between the Customer and Connecting Customer and which is only accessible by authorised Interxion personnel. The Cross Connect Services and Interxion’s liability arising from the provision of the Cross Connect Services and limited by the Agreement, terminate at the Customer Patch Panel (the so-called “Demarcation Point”).

The elements included in the Cross Connect Services are:

➢	Interxion Customer Patch Panel – this is installed at the Customer Space within the Interxion Premises;
➢	Pre-Cabling – this is routed from the Customer Space to the Interxion Patch Panel via cable trays;
➢	Interxion Patch Panel – Interxion managed patch panel in an Interxion managed and secured area, from where the Cross Connects are established between the Customer and the Connecting Customer.

The Cross Connect architecture is as illustrated here below:

Customer Interxion Confidential	Page 13 of 23

Clause 3.3 Pre-Cabling

In order to establish a Cross Connect within the Interxion Premises, Customers are required to be present at the Interxion Patch Panel, which is the Interxion managed and secured area where the Cross Connects between Customers are established. Customers secure this presence by ordering Pre-Cabling in one of the available media types (Coax, Copper Twisted Pair or Fiber). The number of cables per Pre-Cabling depends on the bundle and media type selected. The Pre-Cabling implies the charging of a one-off set up fee. Once the Pre-Cabling is installed the Customer can order Cross Connects. The Pre-Cabling also allows for future changes to or migration of the Cross-Connects without the need to replace all of the cabling end-to-end. The average lead-time for the installation of Pre-Cabling is 15 (fifteen) Business Days. As part of the installation of the Pre-Cabling, Interxion installs a Customer Patch Panel into Customer Space, at the area, specified by the Customer. It is the obligation of the Customer to provide sufficient space, typically a 1 (one) unit or 2 (two) unit space, for the implementation of the Cross Connect.

Clause 3.4 Cross Connect Order

As soon as the Customer wants to activate a Cross Connect, the Customer will have to complete a CCOF (Cross Connect Order Form) and return this to the ECSC. The Connecting Customer will be requested to confirm its approval to the installation of the Cross Connect by returning a form to the ECSC. After receipt of the CCOF and the confirmation of the Connecting Customer, Interxion will implement the Cross Connect. Following the successful testing of the Cross Connect, the Customer will be charged with a monthly recurring service fee.

Clause 3.5 Customer Patch

The Cross Connect Service does not include the installation of cabling within the Customer Space. The Customer may opt for a Customer Patch, requesting Interxion to connect the established Cross Connect from the Customer Patch Panel to the Customer Equipment. Establishing the Customer Patch is a one-off service provided by Interxion, and is charged with a one-off fee. The Customer Patch is not included in the Cross Connect Service. Following the installation of the Customer Patch it is Customer’s responsibility to manage and maintain this connection, if the Customer has purchased Hands & Eyes Services from Interxion, it can call on Interxion to perform any changes or trouble shooting on the Customer Patch.

Clause 3.6 Ordering Cross Connect Service

The Customer can, during the term of the Agreement, order (additional) Cross Connect Services by using the CCOF. To order a Cross Connect

Service, the Customer shall send a CCOF, of which the Customer’s part is fully completed, to Interxion. The Customer shall provide Interxion with the confirmation of the approval of the Connecting Customer. After receipt by Interxion of such confirmation, Interxion shall complete the last part of the CCOF and send it to the Customer and, after receipt of Customer’s confirmation, will start installing the requested Cross Connect Service. The Customer will grant Interxion access to the Customer Space in order to perform the necessary installation or dismantling activities, upon 24 hours’ Notice.

Subject to Interxion having been granted timely access by the Connecting Customer to its Customer Space for the installation of the Cross Connect Service, Interxion will deliver the Cross Connect Service within 3 (three) Business Days from completion of the CCOF by Interxion as sent to the Customer. Interxion will send the Customer a confirmation of delivery of the Cross Connect Service. If the Customer accepts the Cross Connect Service it will sign the confirmation of delivery of the Cross Connect Service. If the Customer does not accept the Cross Connect Service it will inform Interxion by Notice of the reason of non-acceptance (“Notice of Non-Acceptance Cross Connect”). If Interxion has not received the signed confirmation of delivery of the Cross Connect Service or the Notice of Non-Acceptance Cross Connect within 3 (three) Business Days from the date of the conformation of delivery of the Cross Connect Service, the Cross Connect Service shall be deemed to be delivered (“Delivery Date”). In the event of defect to the Cross Connect, the Customer will send a Notice to Interxion. Interxion shall repair the Cross Connect in accordance with the SLA. Through the first invoice the Customer receives from the Delivery Date, Interxion shall charge the MRSF related to Cross Connect Service in the period preceding the invoice, as well as charge the MRSF related to Cross Connect Service for the next period in advance.

Clause 3.7 Changes to the Cross Connect and termination

The Customer and the Connecting Customer shall refrain from making any changes to the Cross Connect. If the Customer requests any such changes to be made by Interxion it shall inform Interxion by Notice at least 72 (seventy-two) hours before the changes are deemed to be made. The Customer shall bear all costs connected to the implementation of such changes.

During the term of the Agreement the Cross Connect Service can be terminated by Customer at any time by giving Interxion 1 (one) months advance Notice.

Clause 3.8 Connecting Customer

The Customer may qualify as a Connecting Customer due to a CCOF received by Interxion from another customer. By granting Interxion access to its Customer Space for the installation of the Cross Connect as requested under such CCOF such Customer (in his capacity of Connecting Customer):

(a)	will grant such access to its Customer Space in order to perform the necessary installation or dismantling activities, upon 24 hours’ Notice;
(b)	shall be deemed to have accepted the installation of the Cross Connect, without any further internal authorization from the Customer being required;
(c)	confirms that in relation to the provision of such Cross Connect Service, it has no contractual relationship with Interxion regarding the provision of such Cross Connect Services; and
(d)	confirms that Interxion is not liable for any damages, costs, charges and expenses incurred by the Connecting Customer and resulting from or arising out of the performance of such Cross Connect Services.

Clause 4  Hands & Eyes Service

With its Hands & Eyes Service, which can be provided to customers that purchase the Equipment Housing Service, Interxion provides certain types of support to the Customer Equipment. The Hands & Eyes Service can be provided at the request of the Customer, such request is to be addressed to the ECSC. The options for Hands & Eyes Service are Rapid Response Service and Pre Scheduled Work Service. The Hands & Eyes Service is performed using skill, diligence and care, and taking all reasonable measures to provide the Hands & Eyes Service with reasonable endeavors. Notwithstanding the previous sentence, Interxion does not, implicitly or explicitly, undertake to achieve or warrant any result of any Hands & Eyes Service performed, except for the results marked as “Service Level” in the SLA.

Clause 4.1 Rapid Response Service

Rapid Response Service is the Hands & Eyes Service in the form of an immediate response, providing Customer:

➢	during Business Hours with an Engineer at the Customer Equipment within a response time as stipulated in the SLA;
➢	outside Business Hours with an Engineer by phone within a response time as stipulated in the SLA.

All requests must be submitted to the ECSC by e-mail or via the Customer Portal.

When present at the Customer Equipment, Engineers provide basic support on the Customer Equipment, such as basic configuration of systems (e.g. via console and telnet session), power on, power off equipment, setting switches, pushing buttons and reading displays.

Rapid Response Service is provided on Customer Equipment, of any make or model, provided the Customer gives specific instructions on the work that needs to be done. The Engineer has general knowledge of providing support on ICT equipment.

Customers pay as they use based on a pre-agreed hourly rate that is reflected in the Agreement. Interxion will charge Customer for a minimum of 1 (one) hour, thereafter for 30-minute increments.

Customer Interxion Confidential	Page 14 of 23

Clause 4.2 Pre Scheduled Work Service

For requests that are made for future or complex requests, Interxion can provide the Customer with an estimated budget and time planning for the work requested. After acceptance by the Customer of the estimated budget and time planning, Interxion, acting as the Customer-supervised hands, will provide the work requested. This work may include maintenance, installation work, configuration or troubleshooting. Interxion can produce, in conjunction with the Customer, run books and/or cabinet documentation to provide support to the Customer’s operation. An allowance of time can be agreed for the run books and/or documentation to be produced. Interxion will perform such requests during Business Hours only, unless otherwise agreed upon between the Parties.

Clause 4.3 Standby Fees and Blocks of Hours

Customers who require regular interventions on their equipment (during or outside of office hours) may reduce the hourly charge for any Hands & Eyes intervention by signing up to a monthly standby fee paid in advance.

Customers who anticipate a minimum number of Hands & Eyes interventions a month may also lower the hourly rate of charge by booking Blocks of Hours. The Blocks of Hours can be used for any Hands & Eyes intervention throughout the month. Unused hours from the block at the end of a calendar month cannot be transferred to the next month.

Clause 4.4 Special tools

Interxion has no obligation to provide the Engineer or the Customer with any special tools or any spare parts to the Customer Equipment in order to perform the Hands & Eyes Services. Customer shall be solely responsible for the availability of such special tools or spare parts to the Engineer.

Clause 4.5 Damages to third parties or damage properties of third parties

Customer shall indemnify Interxion for any and all liabilities, damages, costs, charges and expenses incurred by Interxion resulting from or arising out of or in connection with any damages to third parties or properties of third parties in the performance of the Hands & Eyes Services, unless Interxion has not acted in compliance with Customer’s instructions, of which non-compliance the Customer bears the burden of proof.

Clause 4.6 implementation and installation of Customer Equipment

The Customer shall at all times remain responsible for implementation and installation of Customer Equipment. Interxion shall not, by the mere fact that it has assisted in the implementation and/or installation pursuant to the Hand & Eyes Service, be responsible or liable for the results of such implementation and/or installation.

Clause 5  Customer Portal Service

The Customer Portal is aimed at enhancing the customer experience when interacting with Interxion. The Customer Portal allows Customer Contacts as registered by the Customer at Interxion ECSC to perform a variety of tasks and enquiries related to the Services. Interxion may include additional functionality in the Customer Portal in the future. Currently, the portal functionality includes inter alia:

➢	creating and viewing the status of common ticket types (temporary access, deliveries, removals, hands & eyes, enquiries)
➢	contact management (including changes to authorisation lists)
➢	news and event content from Interxion

The Customer Portal Service is provided free of charge to Customers. Interxion focuses its efforts on maximum availability of the Customer Portal. However, Interxion’s service offering does not include a permanent, error-free availability of the Customer Portal Service. In particular, Interxion does not warrant that the Customer Portal Service is free of system-induced failures, interruption and/or disturbance.

The Customer Portal Service allows Customer Contacts to give legally binding declarations that bind Customer and allows Interxion to give legally binding declarations that bind Interxion. Interxion’s and Customer’s right to give legally binding declarations with respect to the Services by other means than the Customer Portal Service remains unaffected.

The Services accessed via the Customer Portal Service and all tickets raised via the Customer Portal Service are subject to the terms and conditions of the respective Service as laid down in this Agreement or in other Interxion documents.

Clause 5.1 Security and Accessibility

The Customer Portal uses industry-standard best practices such as 128-bit SSL (secure socket layer encryption) to protect Customers’ and Customer Contact’s privacy. The Customer Portal can be accessed from any internet connected computer with a modern web-browser. In order to use the Customer Portal Service, the Customer Contact must sign in using the password provided by Interxion.

Clause 5.2 Interxion Customer Portal Terms and Conditions

Customer accepts that the use of the Customer Portal by the Customer Contact is governed by the Interxion Customer Portal Terms and Conditions which are available on the Customer Portal. Notwithstanding anything to the contrary in the Agreement and the Customer Portal Terms and Conditions, Customer is responsible and liable for all activities that occur under Customer’s account, including but not limited to the legally binding declarations mentioned above and payments for any orders that are placed via Customer’s account, regardless of whether such activities are conducted by a Customer Contact or any other party. Customer shall indemnify and keep indemnified, hold harmless and defend Interxion in respect of any loss, damage or expense (including attorneys’ fees) resulting from any claim brought by third parties resulting from or arising out of or in connection with Customer Contact’s breach of the Interxion Customer Portal Terms and Conditions.

Clause 5.3 Content presented on the Customer Portal

Interxion selects the content presented on the Customer Portal and it is at Interxion’s option whether Interxion provides content at all. Availability of certain information is not part of the Customer Portal Service.

The content published on the Customer Portal, in particular but not limited to texts, pictures, layout, software and structure of the Customer Portal, is protected by intellectual property rights. The reproduction or other utilization or exploitation of content or data (even in extracts), protected by intellectual property rights, in particular all kinds of use of texts, parts of texts or picture- and video materials, the modification and distribution are only permitted with prior written approval of Interxion or the respective rights holders. Customer Contacts may however use the content for the purposes of using the Customer Portal Service in accordance with the Interxion Customer Portal Terms and Conditions.

Clause 5.4 Access and access list

Customer shall be responsible to keep the access list with the names of the Customer Contacts that are allowed to access the Premises or that are allowed to authorize other persons to access the Premises up to date. Interxion shall not be responsible for any damage or loss caused by Customer’s non-compliance with these obligations.

Interxion may terminate Customer’s access to and use of the Customer Portal (a) at any time without cause upon 14 calendar days prior notice, or (b) immediately without notice, upon termination of the Agreement. Clause 13 of the General Terms and Conditions (Termination) remains unaffected.

Clause 5.5 Unauthorised access

Interxion shall not be responsible for damage or loss caused by unauthorized access to the Customer Portal. Customer shall change the passwords regularly in order to prevent unauthorized access. Customer shall immediately report security incidents with respect to login/password data to Interxion.

Customer Interxion Confidential	Page 15 of 23

Clause 5.6 Group email addresses

Interxion strongly recommends that Customers do not use group email addresses (i.e. email addresses that represent a group of employees) that allow access to the Customer Portal for security and traceability reasons. In case Customer nevertheless uses group email addresses, Customer shall (i) be responsible to change the password immediately once an employee leaves such a group and/or Customer’s company, (ii) make available the Interxion Customer Portal Terms and Conditions to all members of the group, (iii) only allow access to the Customer Portal once the respective employee has accepted the Interxion Customer Portal Terms and Conditions in writing, and (iv) send the employee’s written acceptance of the Interxion Customer Portal Terms and Conditions to Interxion.

Clause 5.7 Liability Customer Portal

(a) Customer acknowledges that the use of the Customer Portal is at Customer’s sole risk. To the extent permitted by applicable law, the liability of Interxion to Customer under Customer Portal Service is limited to direct damages up to euro 500 per event and euro 1,000 in respect of all events arising in any 12months period from (the anniversary of) the Effective Date, irrespective of whether the liability is based on breach of contract, tort, strict liability, breach of warranties, or any other legal theory, including negligence.

(b) To the extent permitted by applicable law, Interxion will not be liable for any indirect damages (including, but not limited to, consequential or indirect damages, lost data, damages for lost profits or revenues, business interruption, or loss of business information).

(c) This limitation will not apply to liability arising in connection with the Customer Portal Service for damage caused by Interxion’s willful misconduct, or to liability for personal injury or death caused by Interxion’s negligence.

(d) The Customer shall indemnify and keep indemnified, hold harmless and defend Interxion in respect of any loss, damage or expense (including attorneys’ fees) resulting from any claim brought by third parties (including customers of the Customer) regarding the provision by Interxion to Customer of the Customer Portal Service.

(e) Customer is obliged to provide Interxion immediately, correctly, and completely with all information that is necessary for the verification of the claims asserted and for a corresponding legal defence in case of such third party claims.

Clause 6  Setup and Installation Service

In the event that Interxion performs the Setup and Installation Service of the Customer Space it will install, configure and set-up the Customer Space between the Effective Date and the Commencement Date. The provision of Customer Space will then start at the Commencement Date.

Clause 7  Technical fact sheet

Clause 7.1 Customer Space Service fact sheet

Building	Goods storage and loading/delivery docking area, typical height 3.50m
Parking spaces
Suite Cage Cabinet Space	Lighting 400 Lux at ground floor level prior to installation of the Equipment Cabinets
Cleaning of the raised floor, all areas
Maintenance of the technical infrastructure (e.g. power, air-conditioning)
Power cabling under raised floor; data cabling overhead (optional under raised floor)
Door width: minimum 1.75m, Door height: 2.00m
Premises height: slab to ceiling minimum 3.00m, typical 3.80m
Floor	300kg/point, 1200 kg/m2
ESD Raised floor
Climate	Customer rooms have n+1 redundant down flow air conditioning units
Power	Diesel generator backup, diesel fuel storage typical for 24 hours backup depending on local rules and regulations
UPS 230V AC. Choice: Basic, Standard or Advanced service level at various fuse ratings
48V DC. Choice: Basic, Standard or Advanced at various fuse ratings
Clean power ground and over-voltage/surge protection
Security	Access: 24x7, based on pre-defined access list
Only authorized staff and registered Customer staff or representatives are allowed on-site
Surveillance: 24x7
CCTV in reception and hallways
Security zones using designated alarm and card-key access
Logging of all entries
Gas fire extinguishing system in compliance with country regulations
Fire protection	Smoke/Fire detection system
Very early Smoke Detection Alarm (VESDA or other vendor based on laser technology)
Fire-retarding walls minimum F60 depending on local rules and regulations

Customer Interxion Confidential	Page 16 of 23

Clause 7.2 Cross Connect Service fact sheet

Parameters	Options
Media types	Single mode fiber cable Multi-mode fiber cable Cat5 cable Cat6 cable Cat7 cable 734 Coax Cable E1 – Cat5 cable ISDN/analogue – Cat3 cables
Multi-mode fiber core size	Zip cord Multi-mode 62.5 um fiber cable Zip cord Multi-mode 50um fiber cable
Connector type	ST/SC/FC/BNC/RJ45/MRTJ/OPTI-JACK/F-TYPE
Connector mode type	Single-mode/Multi-mode
Opti-jack connector gender	Male/female
MRTJ connector options	Unicam MM 62.5um MRTJ male w/pins MRTJ connector 50um
F-type connector options	Bulkhead coupler F-type connector for RJ6 cable
Location	Cage/Equipment Cabinet/ Customer/Patch panel/Port A, Port B

Customer Interxion Confidential	Page 17 of 23

Schedule 2: Service Level Agreement

Clause 1    Subject

The purpose of this SLA is to describe and set down the applicable Service Levels that Interxion provides for Customer, with respect to the Services. The SLA guarantees Customer Compensation in case Interxion did not perform to Service Levels as defined in Clause 4 of this SLA. The Service Levels enable both Customer and Interxion to measure important Services provided by Interxion. The Service Levels are either measured on a calendar month basis (“Monthly Metric”) or on an event basis (“Event Metric”). In the event that Interxion wishes to modify any of the Service Levels (e.g. in case the ASHRAE standard for server inlet temperature and humidity change) Customer will be given 30 days’ Notice of the proposed changes. This document supersedes all previous SLA’s, issued by Interxion.

Clause 2    Contact

Interxion provides the Customer with a single point of contact at the ECSC for all issues, including all technical, billing, Hands & Eyes and other Service inquiries. In case of failure, all events must be logged at the ECSC by phone.

International free phone number:  +800 INTRXION (+800 4687 9466)

Alternative telephone number:      +44 20 7375 7070

E-mail address:                              customer.services@interxion.com

Interxion has the right to change these contact details, subject to 30 days’ Notice.

Clause 3    Incident handling

In case of any incident, partial or complete failure of Service, Interxion will notify Customer using the designated contact persons as specified by Customer. In the event of a Customer identifying an incident it can contact the ECSC 24 hours a day, 365 days a year on the telephone numbers or email address mentioned under 2 (“Contact”).

Clause 4    Service Levels and Compensation

This Clause 4 describes the Service Levels and Compensation that apply to the Services. In order to determine breach of Service Level, Interxion’s systems and records are leading.

The definitions used in this Clause 4 are as follows:

•	Total Period Time: is the average total time in one month (30 days).
•	Maintenance Time: is the scheduled shutdown as described in Clause 16.2 through 16.5 in the General Terms and Conditions which is Service affecting and for which Customer has been notified.
•	Downtime: is the time during which the Services do not meet the Availability due to unscheduled outages.
•	Response time: is the period of time between the moment the ECSC has logged Customer’s request and the moment an Engineer is on-site and has contacted the Customer to report he is ready to start his work.
•	Closed Cabinet: is an Equipment Cabinet with a solid (non-perforated) back and front door plus side panels.
•	Open Cabinet: is an Equipment Cabinet with at least one door perforated or no doors at all and/or side panels .
•	Mixed Cabinet Environment: is an area with one or more Closed Cabinets and one or more Open Cabinets.

Compensation related to Services Levels for power and climate control:

Monthly Metrics are calculated according to the following formula:

Availability =                             (Total Period Time – Maintenance Time) - Downtime * 100%

                                                                      (Total Period Time – Maintenance time)

A Compensation of 1 week is defined as 7/30 of the MRSF.

The total aggregated Compensation in a given month for Service Level- power, -climate control and -Hands & Eyes Service will be limited to 50% of the MRSF.

Service Level power

Service	Advanced Power
Description	Two socket outlets per Equipment Cabinet. One socket is supplied by an UPS system. The other socket, serving as back-up, is supplied by a separate but identical UPS system. Input power for the two UPS systems is provided by the commercial power supply system, which is backed up by stand-by generator(s).
Service Level	99.999 % power Availability for AC or DC over the period of one calendar month. Unavailability is solely considered to be Downtime if power is unavailable on both power plugs.
Compensation	Downtime gives the Customer the right to a Compensation equalling 1 (one) week of MRSF for the Equipment Cabinet(s) that is directly affected by the power failure, subject to Clause 5 of this SLA.
Reference	Schedule 3, figure CEPCD/A

Service	Standard Power
Description	Two socket outlets per Equipment Cabinet. One socket is supplied by an UPS system. The other socket, serving as a backup, is supplied by a normal (interruptible) power supply system. Input power for both systems is provided by the commercial power supply system, which is backed up by stand-by generator(s). DC power is provided by two feeds from one N+1 redundant DC system.
Service Level	99.99 % power Availability for AC or DC over the period of one calendar month. Unavailability is solely considered to be Downtime if power is unavailable on both power plugs.
Compensation	Downtime gives the Customer the right to a Compensation equalling 1 (one) week of MRSF for the Equipment Cabinet(s) that is directly affected by the power failure, subject to Clause 5 of this SLA.
Reference	Schedule 3, figure CEPCD/S

Service	Basic Power
Description	One socket outlet per Equipment Cabinet, supplied by an UPS system. Input power for the UPS system is provided by the commercial power supply system, which is backed up by stand-by generator(s).
Service Level	99.9 % power Availability for AC or DC over the period of one calendar month.
Compensation	Downtime gives Customer the right to a Compensation equalling 1 (one) week of MRSF for the Equipment Cabinet(s) that is directly affected by the power failure, subject to Clause 5 of this SLA.
Reference	Schedule 3, figure CEPCD/B

Customer Interxion Confidential	Page 18 of 23

Service Level climate control

Interxion is following the ASHRAE standard for server inlet temperature and humidity.

Service	Climate control for Closed Cabinet, Open Cabinet and Mixed Cabinet Environment
Description	Climate control maintains the temperature and humidity in the Private Rooms, Suites, Cages and Cabinet Spaces.
Service Level	In each climate controlled area, Interxion will keep the temperature and humidity within ranges as specified below:
	➢	Temperature on average 24 ºC (+/- 5 ºC), measured at the intake of the Equipment Cabinet (for Open Cabinet between 110cm and 200cm height);
	➢	Relative humidity on average between 25% - 75%, measured at the intake of the Equipment Cabinet (for Open Cabinet between 110cm and 200cm height).

Explicitly excluded from the Service Level is failure to meet the Service Level:
	➢	caused by changes to the layout by Customer that were not submitted to Interxion for advice regarding airflow and cooling before implementation of such changes;
	➢	cause by the climate inside individual Equipment Cabinets;
	➢	caused by breach of the Interxion House Rules.

In order to activate the Service Level, the use of a closed corridor setup and blanking panels as needed for specific hot spot issues, is mandatory.

Parties acknowledge that climate control is a critical variable, which can be influenced by changes to the infrastructure and layout. Therefore Parties agree that optimising airflow and cooling is a mutual responsibility. The availability of sufficient cooling capacity in terms of kW is the sole responsibility of Interxion.

The Service Level is not applicable during the initial implementation time of Customer (Customer installing servers in the Equipment Cabinets) as this period will be used for mutual fine tuning of perforated tiles and air flow. Customer will inform Interxion by Notice when the initial implementation by the Customer is finalized. Subsequently Interxion will inform the Customer by Notice from which date and time the Service Level is applicable.

Compensation	Downtime in any calendar month entitles Customer to a Compensation equalling 1 (one) week of MRSF for the Equipment Cabinet(s) that is directly affected by the climate failure, subject to Clause 5 of this SLA.

Service Level Hands & Eyes Services

Service	Hands & Eyes Rapid Response
Description	An Engineer will be available to respond to Customer requests for assistance within the response time.
Service Level	Response Time:

During Business Hours an Engineer will be present at the Customer Equipment within a response time of 1 (one) hour from the moment of the request.

Outside Business Hours an Engineer will be available by phone within a response time of 2 (two) hours from the moment of the request.

Notwithstanding the aforementioned, at the Interxion Premises located in Paris an Engineer will be present at the Customer Equipment outside Business Hours within a response time of 2 (two) hour from the moment of the request.

Compensation	Not meeting the Service Level entitles Customer to claim 1x the pre-agreed hourly rate for Hands & Eyes Services (as specified in the Services Form), subject to Clause 5 of this SLA.

Service Level Cross Connect Services

Service	Restoration Time for Cross Connect and Campus Cross Connect
Description	Mean Time to Restore (“MTTR”), or the time between a service outage reported by the Customer by Notice to the ECSC and the time of a service restoration by Interxion.
Service Level	8 (eight) hours from receipt of the Notice, reporting the service outage.
Compensation	2/30 of the Cross Connect Services Fees in the relevant month for every hour the MTTR exceeds the Guarantee for the Cross Connect that is directly affected by the failure, subject to Clause 5 of this SLA. Aggregated Compensation in a given month for Cross Connect Services will be limited to 100% of the Cross Connect Services Fees in the relevant month.
MTTR is calculating according to the following formula: (total non-operational hours per month) MTTR (month) = (total number of reported service outages per month)

Clause 5    Exceptions

Customer shall not receive any Compensation under this SLA in connection with any failure to meet the Service Level that is caused by or associated with any of the following circumstances:

➢	Failure to meet the Service Levels caused by Customer or (maintenance to) the Customer Equipment;
➢	Customer Equipment not connected according to applicable CEPCD (Schedule 3, figure CEPCD);
➢	If Service Levels “Basic” or “Standard” apply: scheduled or emergency maintenance of the Interxion Facility;
➢	Failure to meet the Service Levels caused by Force Majeure.

Clause 6    Claims Procedure

To receive Compensation the Customer should contact Interxion in writing within 30 days of the event (in case of an Event Metric) or month (in case of a Monthly Metric) in which Interxion failed to meet the relevant Service Level(s). Approved claims for Compensation will be deducted from the Customers next invoice. Interxion will calculate the Compensation on the basis of the MRSF due by the Customer during the month in which Interxion failed to meet the Service Levels.

Customer Interxion Confidential	Page 19 of 23

Schedule 3: Customer Equipment Power Connection Diagram

CEPCD/A

Advanced SLA (2N)

Assuming two power cords per server available

Rack
server 3
server 2
server 1
Schuko plug socket rail
Schuko plug socket rail
SLA demarcation line
UPS A (Generator backup) plug under raised floor
UPS B (Generator backup) plug under raised floor
UPS A
UPS B

For each customer rack one feeder **UPS A** (Generator backup) and one feeder from **UPS B** (Generator backup) will be made available in the PDU.
These feeders are to be terminated in socket outlets that will be installed under the raised floor.
Customer equipment is therefore assumed to have dual power inputs as above drawing suggests.
Where this is not the case Intenxion can supply automatic source transfer switches.

CEPCD/A

Advanced SLA (2N) with STS

Assuming one power cord per server available

Cabinet
server 3
server 2
server 1
Schuko plug socket rail
Source Transfer Switch
SLA Demarcation Line
UPS A (Generator backup) plug under raised floor
UPS B (Generator backup) plug under raised floor
UPS A
UPS B

For each customer rack one feeder from UPS A (Generator backup) and one feeder from UPS B (Generator backup) will be made available in the PDU.
These feeders are to be terminated in socket outlets that will be installed under the raised floor.
Customer equipmend is therefore assumed to have dual power inputs.
Where this is not the case Intenxion can purchase and supply on behalf of the customer Automatic Source Transfer Switches as above drawing suggests.

Customer Interxion Confidential	Page 20 of 23

CEPCD/S

Standard SLA (N+1)

Assuming two power cords per server available

Cabinet
server 3
server 2
server 1
Schuko plug socket rail
Schuko plug socket rail
SLA demarcation line
UPS (Generator backup) plug under raised floor
Non UPS (Generator backup) plug under raised floor
UPS A
Non UPS feed (Generator backup)

For each customer rack one feeder UPS (Generator backup) and one non UPS feeder (Generator backup) will be made available in the PDU.
These feeders are to be terminated in socket outlets that will be installed under the raised floor.
Customer equipmend is therefore assumed to have dual power inputs as above drawing suggets.
Where this is not the case Interxion can supply automatic source transfer switches.

CEPCD/S

Standard SLA (N+1) with STS

Assuming one power cord per server available

Cabinet
server 3
server 2
server 1
Schuko plug socket rail
Source Transfer Switch
SLA demarcation line
UPS (Generator backup) plug under raised floor
Non UPS feed (Generator backup) plug under raised floor
UPS A
Non UPS feed (Generator backup)

For each customer rack one feeder from UPS with Generator backup and one feeder with only Generator backup will be made available in the PDU.
These feeders are to be terminated in socket outlets that will be installed under the raised floor.
Customer equipment is therefore assumed to have dual power inputs.
Where this is not the case Interxion can supply automatic source transfer switches as above drawing suggests.

CEPCD/B

Basic SLA (N)

Assuming one power cord per server available

Cabinet
server 3
server 2
server 1
Shuco plug socket rail
SLA Demarcation Line
UPS (Generator backup) plug under raised floor
UPS A

For each customer rack one feeder UPS (Generator backup) will be made available in the PDU.
This feeder is to be terminated in a socket outlet that will be installed under the raised floor.

Customer Interxion Confidential	Page 21 of 23

Schedule 4: Interxion House Rules

Clause 1  Introduction

These Interxion House Rules apply on the Interxion Premises. Customer will ensure that its employees, contractors and subcontractors comply with this policy.

Clause 2  House rules

Interxion maintains the following rules in order to comply with local and national laws, guidelines for installation works, working environment, safety and fire regulations. Each person entering the Interxion Premises is required to follow these rules:

➢	Only Customer’s personnel and third parties who are authorised by the Customer are allowed into the Interxion Premises. Every visitor must have a personal access pass and must wear his or her badge visibly and follow the instructions of the Interxion security personnel at all times. Access to other customer’s rooms is prohibited. Tailgating is not permitted.
➢	Inform the Interxion security personnel which goods Customer will take in and take out of the Interxion Premises. The Customer shall not bring any furniture, equipment or other goods onto the Interxion Premises without the prior written consent of Interxion, except to the extent that this is necessary for the exercise of the rights given to the Customer pursuant to the Agreement. The Customer is obliged to remove any other goods or waste material it has brought onto the Interxion Premises immediately.
➢	Report the start and end of activities to the Interxion security desk
➢	Avoid hazardous situations. Do not operate any equipment that may constitute a safety hazard. If in doubt, consult the Interxion facility manager.
➢	Close all doors. Doors must be closed at all times in order to optimise the efficiency of the gas extinguishing systems in case of an eventual fire. Outside doors must be closed and locked for security reasons.
➢	Evacuate immediately when the alarm (slow whoop) goes off. In case of a fire alarm, the gas extinguishing system will automatically activate.
➢	Keep the Interxion Premises clean and tidy. Inside the Equipment Rooms clean work is essential for the function of the Customers Equipment.
➢	Do not smoke. The whole building is a no smoking area.
➢	Do not bring food. Do not eat or drink in the Customer Spaces or the corridors.
➢	Any activity causing dust particles is not allowed. Please consult the Interxion facility manager for assistance. The automatic alarm may be triggered if you do not follow this instruction.
➢	Packaging and flammable materials, like carton and plastics are not allowed inside our customer rooms, as it may obstruct the airflow resulting in hotspots causing fire or dust. Please unwrap boxes in the docking area / un-packing area. Packaging materials shall be removed without delay from the Interxion Premises.
➢	Storage of Customer Equipment is only allowed in the Customer Space or storage rooms. Please contact the Interxion facility manager if you require assistance.
➢	If applicable, switch your alarm system on when leaving the Interxion Premises.
➢	Report all irregularities and alarms to the ECSC, number +44 20 73757070 or the international toll free number +800 INTRXION (+800 4687 9466).
➢	Connect your Customer Equipment in line with the agreed SLA (reference Schedule 3, figure CEPCD)
➢	Take due note of the information contained in the “Customer Welcome Pack” and act in accordance with it.
➢	Inside the Equipment Cabinet the Customer shall:
¡	carry out proper data and power cable wiring, using a proper system and methodology to bundle and support cabling, to avoid obstruction of airflow and hotspots;
¡	install blanking plates in open, unused server space to avoid short-circuiting of air resulting in hotspots and lower efficiency of the installed room CRAC units;
¡	install CE approved plug connectors to avoid power fluctuations, server outages and fire;
¡	if the Customer has a rack monitor or other temporary device in the Equipment Cabinet, the Customer shall remove it directly after use, as it may obstruct the airflow to the inlet of the server resulting in hotspots at server level;
¡	when using Open Cabinets, make sure that no old roof fans are used in Closed Cabinets or are still running causing unnecessary energy consumption;
¡	make sure that the percentage of the door grid opening is sufficient to cool the rack servers to avoid hotspots and extra server fan energy to force the air through the doors (suction force);
¡	avoid installing an Equipment Cabinet partially on a ventilated or louvered tile to avoid server air intake limitations, hotspots and raised floor access issues.
➢	Inside the Customer Space the Customer shall:
¡	not place packing materials like carton and plastics on ventilated or louvered tiles as it may obstruct the airflow resulting in hotspots causing fire or dust;
¡	not install ventilated or louvered tiles in the hot aisle as the hot aisle is intended to be hot and by changing the layout of the ventilated or louvered tiles, the whole or part of the room and the Equipment Cabinets may suffer from hotspots and cooling inefficiencies of the installed CRAC units;
¡	not close off or remove ventilated or louvered tiles in the cold aisle as the cold aisle is intended to be cold and by changing the layout of the ventilated or louvered tiles, the whole or part of the room and the Equipment Cabinets may suffer from hotspots and cooling inefficiencies of the installed CRAC units;
¡	not leave the Customer Space door(s) open as the overpressure inside the Customer Space may disappear resulting in dust inside the Customer Space, servers and CRAC filters leading to malfunction of the servers. This may further lead to inefficiency of the CRAC units, extra opening of the chilled water valve, extra chiller compressor activity resulting in unnecessary energy consumption;
¡	not leave the Customer Space doors open as this may lead to hotspots. This may further lead to extra de-humidification, re-heating and humidification and consequently unnecessary energy consumption;
¡	tie up all cables to bundles underneath the raised floor avoiding curtains of cables blocking the airflow resulting in hotspots above the raised floor and more CRAC unit capacity than the actual IT hardware load in N+1 (N represents the actual IT hardware load in CRAC unit capacity and +1 represents the redundant CRAC unit);
¡	not open the raised floor as this may result in an unstable raised floor, loss of cooling capacity, short-circuiting of air, extra re-heating, de-humidification and security breach;
¡	not change the setting of the CRAC units (if possible) as it may result in hotspots and extra loss of cooling energy.

Clause 3  Use Policy Radio Devices

Inside the Interxion Premises the use of electronic devices that communicate through radio signals over, for example, GSM, GPRS, UMTS and WIFI networks (“Radio Devices”) is prohibited to:

➢	prevent the unauthorized transfer of information that is of a business sensitive nature to Interxion or its customers. Business sensitive refers to any information stored or processed by Interxion, its customers or on behalf of its customers that is transferred to unauthorized parties would cause a loss of reputation and business opportunity to either Interxion or its customers;
➢	Prevent the possibility of electronic or radio interference with equipment of Interxion or its customers.

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Visitors of the Interxion Premises need to switch off all Radio Devices, including the standby mode, or leave them outside the Interxion Premises. On request, Interxion will provide visitors with alternative means of communications for use inside the Interxion Premises. Notwithstanding the foregoing the use of Radio Devices is allowed in the Customer Space and the reception area of the Interxion Premises.

Clause 4 Consequences of non-compliance

Violation of these Interxion House Rules is strictly prohibited. In the event of any actual or potential violation, Interxion reserves the right to suspend or terminate, either temporarily or permanently, any or all Services provided by Interxion, to block any abusive activity, or to take any other actions as deemed appropriate by Interxion in its sole discretion.

Customers who violate these Interxion House Rules may incur criminal or civil liability. Interxion may refer violators to civil or law enforcement for prosecution and will cooperate fully with applicable government authorities in connection with the civil or crime investigations of violations.

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